Exhibit 99.1

Contact:	Joe Schierhorn, President, CEO, and COO
(907) 261-3308
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE
Northrim BanCorp, Inc. Announces Executive Promotions

ANCHORAGE, Alaska - March 25, 2022 - Northrim BanCorp, Inc. (NASDAQ:NRIM) announced the promotions of Michael Huston to serve as President and Chief Lending Officer of Northrim Bank and Amber Zins as Executive Vice President and Chief Operating Officer of Northrim Bank, effective March 26.

Mike Huston assumes the role of President of Northrim Bank where he is also the Chief Lending Officer. He is taking over the President role from Joe Schierhorn, who remains the Chairman and CEO of Northrim Bank and Chairman, CEO, President and Chief Operating Officer of Northrim Bancorp, Inc., the parent company of Northrim Bank. Amber Zins assumes the role of Chief Operating Officer of Northrim Bank.

“Mike and Amber bring a wealth of experience and knowledge to their new roles and expanded responsibilities” said Joe Schierhorn, CEO. “We have built a team of experienced professionals over the years to ensure the long-term success of our business. Investing in our people and recruiting talented bankers to our team remains a key element of our growth strategy.”

Mr. Huston was hired as Executive Vice President and Chief Lending Officer of Northrim Bank in May 2017. Huston came to Northrim with over 25 years of experience that include time as Executive Vice President and Chief Banking Officer at First Interstate Bank in Billings, Montana. He holds a Bachelor of Science in Finance from Arizona State University and is a graduate of the Pacific Coast Banking School. He is immediate past chair of the Anchorage Economic Development Corporation and serves on the United Way of Anchorage board.

Ms. Zins has been with Northrim Bank for 14 years, when she was hired as the Internal Audit Manager. She has also served in the positions of Senior Vice President, Human Resources Director and most recently as Executive Vice President, Chief Administrative Officer of Northrim Bank. Zins holds a Bachelor of Business Administration in Accounting from the University of Alaska Fairbanks and is a Certified Public Accountant. She is currently attending the Pacific Coast Banking School at the University of Washington. Zins was an adjunct professor at the University of Alaska Anchorage for 12 years.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 17 branches in Anchorage, the Matanuska Valley, Soldotna, Juneau, Fairbanks, Ketchikan, and Sitka, and a loan production office in Kodiak, serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Pacific Wealth Advisors, LLC is an affiliated company of Northrim BanCorp.

www.northrim.com

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Note Transmitted on GlobeNewswire on March 25, 2022, at 12:15 pm Alaska Standard Time.